Exhibit 10.68
Executive Severance Plan
Reynolds American Inc.
As Amended and Restated Effective January 1, 2008

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TABLE OF CONTENTS
(continued)

		Page

7.9	Modification	21

7.10	Gender and Number	21

7.11	Applicable Law	21

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Reynolds American Inc.
Executive Severance Plan
Article 1. Establishment and Term of the Plan
     1.1 Establishment of the Plan. Reynolds American Inc. (the “Company”) hereby amends and restates the severance plan known as the “Reynolds American Inc. Executive Severance Plan” (the “Plan”) effective as of January 1, 2008. The Plan was originally effective January 1, 2007. The Plan provides severance benefits to specified senior executives of the Company and any other entity that adopts this Plan in accordance with the provisions of Section 7.3 (a “Participating Company”) upon certain terminations of employment from a Participating Company.
     The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibilities of a change in control or a termination of an Executive’s employment by a Participating Company may arise and that such possibilities, and the uncertainty and questions which they may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
     Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Participating Companies’ management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company or a termination of an Executive’s employment by a Participating Company.
     1.2 Plan Term. This Plan commenced on January 1, 2007 and shall continue in effect until terminated by the Company. The Company may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at any time by: (a) giving all Executives twelve (12) months prior written notice of Plan termination if terminating the Plan in its entirety; or (b) giving the affected Executive twelve (12) months prior written notice terminating the affected Executive’s participation in the Plan. Upon delivery of such notice by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall terminate on the date indicated in such notice, which date shall not be less than twelve (12) months from the date the Executive received such notice.
     1.3 Change in Control and Plan Term. Notwithstanding Section 1.2, in the event of a Change in Control during the term of the Plan, the Company may not terminate the Plan or any individual Executive’s participation in the Plan during the period beginning on the date of the Change in Control through the second anniversary of the Change in Control, whereupon the provisions of the Plan pertaining to Change in Control Severance Benefits shall automatically terminate. The Company shall cause any successor entity in a Change in Control to expressly assume the Plan, as further provided in Article 6.

Article 2. Definitions
     Wherever used in this Plan, the following capitalized terms shall have the meanings set forth below:
(a)	“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Company.

(b)	“B&W” means Brown & Williamson Tobacco Corporation.

(c)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether the amounts are deferred, or (ii) designated by the Participating Company as payment toward reimbursement of expenses.

(d)	“BAT” means, collectively, British American Tobacco, p.l.c., a public limited company incorporated under the laws of England and Wales, and its affiliates, other than the Participating Companies.

(e)	“BCA” has the meaning set forth in Section 2(i).

(f)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(g)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(h)	“Cause” means the occurrence of any one or more of the following:
(i)	The Executive’s criminal conduct;

(ii)	The Executive’s deliberate and continual refusal to perform employment duties on a substantially full-time basis;

(iii)	The Executive’s deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Executive or a majority of the Board of Directors of the Participating Company; or

(iv)	The Executive’s deliberate misconduct which could be materially damaging to the Participating Company or any of its business operations without a reasonable good faith belief by the Executive that such conduct was in the best interests of the Participating Company.

Notwithstanding the foregoing, a Tier I or Tier II Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Tier I or Tier II Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Tier I or Tier II Executive and an opportunity for the Tier I or Tier II Executive, together with the Tier I or Tier II Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Tier I or Tier II Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Tier I or Tier II Executive or his beneficiaries to contest the validity or propriety of any such determination.
(i)	“Change in Control” shall occur if any of the following events occur:
(i)	An individual, corporation, partnership, group, associate, or other entity or Person, other than any employee benefit plans sponsored by the Company, is or becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of Company securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between RJR and B&W, as thereafter amended (the “BCA”), or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco, p.l.c., B&W, and the Company (the “Governance Agreement”), shall not be considered a Change in Control for purposes of this subsection (i);

(ii)	Individuals who constitute the Board (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was: (A) approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee of the Company for director); or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-2(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate, or other entity or Person other than the Company’s Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; or

(iii)	The approval by the shareholders of the Company of a plan or agreement providing: (A) for a merger or consolidation of the Company other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) for a sale, exchange, or other disposition of all or substantially all of the assets of the Company, other than any such transaction where the transferee of all or substantially all of the assets of the Company is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of the Company outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity). If any of the events enumerated in this paragraph (iii) occur, the Board shall determine the effective date of the Change in Control resulting there from for purposes of this Plan.
(j)	“Change in Control Good Reason” means the occurrence after a Change in Control of any one (1) or more of the following:
(i)	A material reduction of the Tier I or Tier II Executive’s authorities, duties, or responsibilities as an executive and/or officer of a Participating Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial or inadvertent reduction that is remedied by the Participating Company promptly after receipt of notice thereof given by the Tier I or Tier II Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Participating Company and its existence as a subsidiary or division of another entity, such as a change in reporting relationship or title, shall not be sufficient to constitute a Change in Control Good Reason;

(ii)	A Participating Company’s requiring a Tier I or Tier II Executive to be based at a location that exceeds the minimum distance under Section 217(c) of the Code (for purposes of a moving expense deduction), from the location of the Tier I or Tier II Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Participating Company’s business to an extent substantially consistent with the Tier I or Tier II Executive’s then present business travel obligations;

(iii)	A reduction by a Participating Company in excess of twenty percent (20%) of the aggregate value of (A) a Tier I or Tier II Executive’s Base Salary and target annual bonus amount (both as in effect on the date of the Change in Control) and (B) the long-term incentive opportunities provided to a Tier I or Tier II Executive (as compared to the value of aggregate long-term incentive opportunities provided as of the date of the Change in Control), except for across-the-board reductions generally applicable to all Tier I or Tier II Executives;

(iv)	A reduction by a Participating Company in aggregate employee benefits provided to a Tier I or Tier II Executive as compared to the value of aggregate employee benefits provided as of the date of the Change in Control, except for across-the-board reductions generally applicable to all Tier I or Tier II Executives;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 6 herein; and

(vi)	A material breach of this Plan by a Participating Company which is not remedied by the Participating Company within ten (10) business days of receipt of written notice of such breach delivered by a Tier I or Tier II Executive to the Participating Company.
Notwithstanding the foregoing, Change in Control Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or a Tier I or Tier II Executive’s knowledge thereof, unless the Tier I or Tier II Executive has given a Participating Company written notice thereof prior to such date. Unless a Tier I or Tier II Executive becomes Disabled, a Tier I or Tier II Executive’s right to terminate employment for a Change in Control Good Reason shall not be affected by the Tier I or Tier II Executive’s incapacity due to physical or mental illness. A Tier I or Tier II Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Change in Control Good Reason herein. Notwithstanding anything in this Plan to the contrary, a Tier III Executive shall have no right to terminate employment for a Change in Control Good Reason.

(k)	“Change in Control Severance Benefits” mean the severance benefits as provided in Section 3.3(a) through 3.3(k).

(l)	“CIP” has the meaning set forth in Section 3.3(h).

(m)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(n)	“Committee” means the Compensation Committee of the Board of Directors, or another committee of Board members appointed by the Board to administer this Plan.

(o)	“Company” means Reynolds American Inc., a North Carolina corporation, and any successor thereto as provided in Article 6.

(p)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(q)	“Effective Date” means January 1, 2008. The Plan was originally effective January 1, 2007.

(r)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 3.2, which triggers the payment of Severance Benefits, or such other date upon which the Executive’s employment with a Participating Company terminates for reasons other than a Qualifying Termination.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(t)	“Excise Tax” means, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

(u)	“Executive” means a Tier I, Tier II or Tier III Executive who is initially hired or rehired by a Participating Company on or after January 1, 2007 or who was hired before that date and is not a party to an effective agreement with a Participating Company providing for severance benefits.

(v)	“General Severance Benefits” mean the severance benefits as provided in Section 3.4(a) through 3.4(k).

(w)	“General Good Reason” means a reduction by a Participating Company in excess of twenty percent (20%) of the aggregate value of (A) the Executive’s Base Salary and target annual bonus amount (both as in effect on the date the Executive first becomes covered by the Plan) and (B) the long-term incentive opportunities provided to the Executive (as compared to the value of aggregate long-term incentive opportunities provided as of the date the Executive first becomes covered by the Plan), except for across-the-board reductions generally applicable to all Executives. Notwithstanding the foregoing, General Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given a Participating Company written notice thereof prior to such date. Unless the Executive becomes Disabled, the Executive’s right to terminate employment for a General Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a General Good Reason herein.

(x)	“Governance Agreement” has the meaning set forth in Section 2(i).

(y)	“Gross-Up Payment” has the meaning set forth in Section 4.1.

(z)	“Incumbent Board” has the meaning set forth in Section 2(i).

(aa)	“Insurance Adjustment Payment” has the meaning set forth in Section 3.3(f).

(bb)	“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(cc)	“Participating Company” or “Participating Companies” means the Company and/or any other entity that adopts this Plan in accordance with the provisions of Section 7.3. “Participating Company” includes any successor(s) to a Participating Company, whether by merger, consolidation or otherwise. All Participating Companies are listed on Appendix C.

(dd)	“Payment” has the meaning set forth in Section 4.1.

(ee)	“Payment Date” has the meaning set forth in Section 3.1(c)(i).

(ff)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(gg)	“Plan” means this Reynolds American Inc. Executive Severance Plan.

(hh)	“Qualifying Termination” means any of the events described in Section 3.2, the occurrence of which triggers the payment of Severance Benefits.

(ii)	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.

(jj)	“Separation from Service” has the meaning set forth in Section 3.2.

(kk)	“Severance Benefits” means the payout of Change in Control or General (as appropriate) Severance compensation as provided in Article 3.

(ll)	“Subsidiary” means any corporation or other entity in which the Company has a significant equity or other interest as determined by the Committee.

(mm)	“Tier I Executive” means the Chief Executive Officer of the Company.

(nn)	“Tier II Executive” means an individual employed by a Participating Company at job level eleven (11) through fourteen (14), inclusive (within the meaning of the Company’s payroll structure).

(oo)	“Tier III Executive” means an individual employed by a Participating Company at job level ten (10) (within the meaning of the Company’s payroll structure).

Article 3. Severance Benefits
     3.1 Right to Severance Benefits.
(a)	Change in Control Severance Benefits. The Executive shall be entitled to receive from the Company Change in Control Severance Benefits, as described in Section 3.3, if a Qualifying Termination of the Executive’s employment as described in Section 3.2(a) or 3.2(b) has occurred.

(b)	General Severance Benefits. The Executive shall be entitled to receive from the Company General Severance Benefits, as described in Section 3.4, if a Qualifying Termination of the Executive’s employment as described in Section 3.2(c) has occurred.

(c)	Severance Payment Schedule.
(i)	The Severance Benefits described in Sections 3.3(a), 3.3(h), 3.3(j), 3.4(a), 3.4(h) and 3.4(j) shall be paid in cash to the Executive in a single lump sum on the last day of the month after the sixtieth (60th) calendar day following the date of the Executive’s Qualifying Termination (the “Payment Date”).

(ii)	The Severance Benefits described in Sections 3.3(c), 3.3(e), 3.4(c) and 3.4(e) shall be paid in cash to the Executive in a single lump sum at the applicable time provided in the annual bonus plan then in effect.

(iii)	The Severance Benefits described in Section 3.3(d) shall be paid out in cash in equal monthly installments (or more frequent installments as determined by the Company) over a period of: (i) thirty-six (36) months for Tier I Executives, (ii) twenty-four (24) months for Tier II Executives or (iii) eighteen (18) months for Tier III Executives, commencing on the Payment Date. In addition, the Severance Benefits described in Section 3.3(b) shall be paid in cash to the Executive in a single lump sum with the last payment described in the immediately preceding sentence.

(iv)	The Severance Benefits described in Section 3.4(d) shall be paid out in cash in equal monthly installments (or more frequent installments as determined by the Company) over a period of: (i) thirty (30) months for Tier I Executives or (ii) eighteen (18) months for Tier II or Tier III Executives, commencing on the Payment Date. In addition, the Severance Benefits described in Section 3.4(b) shall be paid in cash to the Executive in a single lump sum with the last payment described in the immediately preceding sentence.

(v)	Notwithstanding anything in this Plan to the contrary, in the event that the Executive is deemed to be a “specified employee” on the date of the Qualifying Termination, determined pursuant to procedures adopted by the Company in compliance with Code Section 409A, and if any portion of the payments or benefits to be received by the Executive upon separation from service would constitute a “deferral of compensation” subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six (6) month period immediately following the date of the Executive’s Qualifying Termination and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the date of the Executive’s Qualifying Termination will instead be paid or made available on the earlier of (i) within ten (10) days following the first business day of the seventh month after the date of the Executive’s Qualifying Termination, provided that the Executive shall not have the right to designate the payment date; or (ii) the Executive’s death.
(d)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with a Participating Company ends for reasons other than a Qualifying Termination.

(e)	General Release and Restrictive Covenant Agreement. As a condition to receiving Severance Benefits under either Section 3.3 or 3.4, the Executive shall, prior to the 60th day following the date of the Executive’s Qualifying Termination, be obligated to execute (i) a general release of claims in favor of the Company, its current and former subsidiaries, affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof in substantially the form attached hereto as Appendix A, and any period for revocation will have expired and (ii) a Reynolds American Non-Competition, Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement in substantially the form attached hereto as Appendix B (a “Non-Competition Agreement”) or, with respect to an Executive who has previously executed a Non-Competition Agreement, a written affirmation of the Executive’s obligations thereunder.

(f)	No Duplication of Severance Benefits. If the Executive becomes entitled to Change in Control Severance Benefits, the benefits provided for under Section 3.3 shall be in lieu of the benefits provided to the Executive under Section 3.4. Similarly, except following a Qualifying Termination described in Section 3.2(b), if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.4 shall be in lieu of the benefits provided to the Executive under Section 3.3.
     3.2 Qualifying Termination. The occurrence of any one or more of the following events (a “Qualifying Termination”) shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Sections 3.3 and 3.4:
(a)	Within twenty-four (24) calendar months following a Change in Control, the Executive incurs a Separation from Service other than:
(i)	By a Participating Company for Cause; or

(ii)	By reason of death of Disability; or

(iii)	By the Tier I or Tier II Executive without Change in Control Good Reason.
(b)	Within twelve (12) calendar months prior to a Change in Control, the Executive incurs a Separation from Service by a Participating Company without Cause if such Separation from Service occurs at the request of any party involved in the Change in Control transaction; in such event, the date of the Qualifying Termination shall be deemed to be the date of the Change in Control.

(c)	At any time other than as described in Section 3.2(a) or 3.2(b), the Executive incurs a Separation from Service other than:
(i)	By a Participating Company for Cause; or

(ii)	By reason of death of Disability; or

(iii)	By the Executive without General Good Reason.
     A “Separation from Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by the Executive is forty-five percent (45%) or less of the average level of bona fide services performed by such Executive during the immediately preceding thirty-six (36) month period (or the full period of services if the Executive has been providing services for less than thirty-six (36) months).
     3.3 Description of Change in Control Severance Benefits. In the event that the Executive becomes entitled to receive Change in Control Severance Benefits, as provided in Sections 3.1(a), 3.2(a), and 3.2(b), the Company shall pay to the Executive and provide the Executive with the following:
(a)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for this amount owed to the Executive, and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(c)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(d)	An amount equal to: (i) three (3) for Tier I Executives, (ii) two (2) for Tier II Executives or (iii) one and one-half (1 1/2) for Tier III Executives times the sum of: (A) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control plus (B) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs or, if greater, the Executive’s target bonus opportunity in effect prior to the occurrence of the Change in Control.

(e)	An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year, adjusted on a pro rata basis based on the number of months the Executive was actually employed during such plan year (full credit is given for partial months of employment). Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(f)	Subject to the following paragraph, the Company shall provide, at the same cost structure as active employees, continuation of the coverage of the Executive (and the Executive’s eligible dependents) under the Company’s medical, life, dental and vision insurance benefit plans for: (1) thirty-six (36) months for Tier I Executives, (2) twenty-four (24) months for Tier II Executives or (3) eighteen (18) months for Tier III Executives, from the date of the Qualifying Termination; provided, however, that following the date of the Qualifying Termination the Executive will be covered by the fully insured medical, dental and vision plans maintained by the Company. The Executive’s required payments, if any, towards the cost for such continuation coverage shall be made on an after-tax basis. The applicable COBRA medical insurance benefit continuation period shall begin at the end of the period of continued medical insurance coverage described in the preceding sentence.

If the Executive becomes covered under the medical, dental and/or vision insurance coverage of a subsequent employer that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this medical, dental and/or vision insurance benefit coverage by the Company shall be discontinued prior to the end of the applicable benefit continuation period.

In the event that any medical, life, dental and/or vision insurance benefit plan coverage provided under this Section 3.3(f) is subject to federal, state, or local income or employment taxes, the Company shall provide the Executive with an additional payment (the “Insurance Adjustment Payment”) in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax-free basis. Such Insurance Adjustment Payment shall be made no later than December 31 of the year following the year in which the Executive incurs the tax.

(g)	If the Executive is eligible to participate in a Participating Company’s defined benefit pension plan as of the date of the Executive’s Qualifying Termination, the Participating Company shall provide the Executive with an additional pension benefit determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) three (3) years for Tier I Executives, (ii) two (2) years for Tier II Executives or (iii) one and one-half (1 1/2) years for Tier III Executives, and calculated as if the Executive’s relevant base pay and target bonus for such additional period is at the same level as on the date of the Qualifying Termination, which benefit shall be provided under and paid pursuant to the Participating Company’s qualified retirement plans to the extent permitted thereunder or under a nonqualified plan established and maintained by the Participating Company or an affiliated company.

(h)	An amount equal to the matching contributions and/or retirement enhancement contributions, if any, that would be contributed by the Participating Company on the Executive’s behalf under the Participating Company’s qualified defined contribution plan (the “CIP”) and nonqualified defined contribution benefit plans assuming that (i) the Executive had continued to be employed as an active participant in the CIP for an additional: (A) three (3) years for Tier I Executives, (B) two (2) years for Tier II Executives or (C) one and one-half (1 1/2) years for Tier III Executives following the date of the Qualifying Termination, (ii) the Executive’s pay was equal to the amount determined in Section 3.3(d) above and (iii) the Executive contributed in an amount that would have provided for the maximum matching contributions during such additional period (without regard to any amendment to the CIP made subsequent to the date of the Qualifying Termination which modifies the matching contributions and/or retirement enhancement contributions thereunder).

(i)	If the Executive is eligible for retiree health and life insurance coverage on the date of the Executive’s Qualifying Termination, a Participating Company shall provide the Executive with additional age and service credit towards eligibility for retiree health and life insurance coverage determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) three (3) years for Tier I Executives, (ii) two (2) years for Tier II Executives or (iii) one and one-half (1 1/2) years for Tier III Executives following the date of the Qualifying Termination.

(j)	If the Executive is eligible to participate in the Company’s MedSave Plan on the date of the Qualifying Termination, an amount equal to the contributions that would have been credited as Company contributions to the Executive’s notional account under the MedSave Plan assuming that (i) the Executive had continued to be employed as an active participant in the MedSave Plan for an additional: (A) three (3) years for Tier I Executives, (B) two (2) years for Tier II Executives or

(C) one and one-half (1 1/2) years for Tier III Executives following the date of the Qualifying Termination and (ii) the Company had credited the Executive’s notional account thereunder with the maximum amount of matching contributions each year during such additional period.

(k)	If the Executive actively participates in any of the Company’s voluntary, employee pay-all plans or programs on the date of the Executive’s Qualifying Termination, the Executive may continue to participate in such plan or program, pursuant to the terms and conditions set forth therein, for an additional: (i) three (3) years for Tier I Executives, (ii) two (2) years for Tier II Executives or (iii) one and one-half (1 1/2) years for Tier III Executives following the date of the Qualifying Termination.
     3.4 Description of General Severance Benefits. In the event that the Executive becomes entitled to receive General Severance Benefits, as provided in Sections 3.1(b) and 3.2(c), the Company shall pay to the Executive and provide the Executive with the following:
(a)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for this amount owed to the Executive, and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(c)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(d)	An amount equal to: (i) two and one-half (2 1/2) for Tier I Executives, or (ii) one and one-half (1 1/2) for Tier II and III Executives, times the sum of: (A) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination plus (B) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs.

(e)	An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year, adjusted on a pro rata basis based on the number of months the Executive was actually employed during such plan year (full credit is given for partial months of employment). Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(f)	Subject to the following paragraph, the Company shall provide, at the same cost structure as active employees, continuation of the coverage of the Executive (and the Executive’s eligible dependents) under the Company’s medical, life, dental and vision insurance benefit plans for: (1) thirty (30) months for Tier I Executives, or (2) eighteen (18) months for Tier II and III Executives, from the date of the Qualifying Termination; provided, however, that following the date of the Qualifying Termination the Executive will be covered by the fully insured medical, dental and vision plans maintained by the Company. The Executive’s required payments, if any, towards the cost for such continuation coverage shall be made on an after-tax basis. The applicable COBRA medical insurance benefit continuation period shall begin at the end of the period of continued medical insurance coverage described in the preceding sentence.

If the Executive becomes covered under the medical, dental and/or vision insurance coverage of a subsequent employer that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this medical, dental and/or vision insurance benefit coverage by the Company shall be discontinued prior to the end of the applicable benefit continuation period.

In the event that any medical, life, dental and/or vision insurance benefit plan coverage provided under this Section 3.4(f) is subject to federal, state, or local income or employment taxes, the Company shall provide the Executive with an Insurance Adjustment Payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax-free basis. Such Insurance Adjustment Payment shall be made no later than December 31 of the year following the year in which the Executive incurs the tax.

(g)	If the Executive is eligible to participate in a Participating Company’s defined benefit pension plan as of the date of the Executive’s Qualifying Termination, the Participating Company shall provide the Executive with an additional pension benefit determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) thirty (30) months for Tier I Executives, or (ii) eighteen (18) months for Tier II and III Executives, and calculated as if the Executive’s relevant base pay and target bonus for such additional period is at the same level as on the date of the Qualifying Termination, which benefit shall be provided under and paid pursuant to the Participating Company’s qualified retirement plans to the extent permitted thereunder or under a nonqualified plan established and maintained by the Participating Company or an affiliated company.

(h)	An amount equal to the matching contributions and/or retirement enhancement contributions, if any, that would be contributed by the Participating Company on the Executive’s behalf under the CIP and the Participating Company’s nonqualified defined contribution benefit plans assuming that (i) the Executive had continued to be employed as an active participant in the CIP for an additional: (A) thirty (30) months for Tier I Executives, or (B) eighteen (18) months for Tier II and III Executives following the date of the Qualifying Termination, (ii) the Executive’s pay was equal to the amount determined in Section 3.4(d) above and (iii) the Executive contributed in an amount that would have provided for the maximum matching contributions during such additional period (without regard to any amendment to the CIP made subsequent to the date of the Qualifying Termination which modifies the matching contributions and/or retirement enhancement contributions thereunder).

(i)	If the Executive is eligible for retiree health and life insurance coverage on the date of the Executive’s Qualifying Termination, a Participating Company shall provide the Executive with additional age and service credit towards eligibility for retiree health and life insurance coverage determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) thirty (30) months for Tier I Executives or (ii) eighteen (18) months for Tier II and III Executives, following the date of the Qualifying Termination.

(j)	If the Executive is eligible to participate in the Company’s MedSave Plan on the date of the Qualifying Termination, an amount equal to the contributions that would have been credited as Company contributions to the Executive’s notional account under the MedSave Plan assuming that (i) the Executive had continued to be employed as an active participant in the MedSave Plan for an additional: (A) thirty (30) months for Tier I Executives, or (B) eighteen (18) months for Tier II and III Executives following the date of the Qualifying Termination and (ii) the Company had credited the Executive’s notional account thereunder with the maximum amount of matching contributions each year during such additional period.

(k)	If the Executive actively participates in any of the Company’s voluntary, employee pay-all plans or programs on the date of the Executive’s Qualifying Termination, the Executive may continue to participate in such plan or program pursuant to the terms and conditions set forth therein, for an additional: (i) thirty (30) months for Tier I Executives, or (ii) eighteen (18) months for Tier II and III Executives following the date of the Qualifying Termination.
     3.5 Notice of Termination. Any termination of the Executive’s employment by a Participating Company or by the Executive shall be communicated by Notice of Termination to the other party.
     3.6 Disability. Notwithstanding any provision of the Plan to the contrary, if an Executive becomes Disabled after the date of the Executive’s Qualifying Termination, such Executive shall not be entitled to benefits under any short-term or long-term disability plan of a Participating Company.

Article 4. Excise Taxes.
     4.1 Applicable Provisions if Excise Tax Applies.
(a)	Anything in the Plan to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by or on behalf of a Participating Company to or for the benefit of a Tier I or Tier II Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (in the aggregate, the “Payment”), would be subject to the Excise Tax, the Participating Company shall pay an additional amount (the “Gross-Up Payment”) such that, after payment by the Tier I or Tier II Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Tier I or Tier II Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that the Participating Company shall only be required to pay the Gross-Up Payment if the Tier I or Tier II Executive receives total “Parachute Payments” within the meaning of Section 280G of the Code (without consideration of the Gross-Up Payment) that exceed one hundred and ten percent (110%) of the amount that the Tier I and Tier II Executive would be entitled to receive without being subject to the Excise Tax. Such Gross-Up Payment shall be made no later than December 31 of the year following the year in which the Tier I or Tier II Executive incurs the Excise Tax. Any expenses, including interest and penalties assessed on the Excise Tax described in this Section 4.1 resulting from the Company’s actions, incurred by a Tier I or Tier II Executive shall be reimbursed promptly after the Tier I or Tier II Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than December 31 of the year following the year in which the Tier I or Tier II Executive incurs the expense, provided that in no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

(b)	In the event that the Tier I and Tier II Executive is not entitled to receive a Gross-Up Payment, the Tier I and Tier II Executive shall be entitled to receive the Payment to which the Tier I and Tier II Executive is otherwise entitled to, unless reducing such Payment would result in an increase in the after-tax benefit to the Tier I and Tier II Executive (taking into account any Excise Tax, and any applicable federal, state and local income taxes). If reducing such Payment would result in an increase in the after-tax benefit to the Tier I and Tier II Executive, then the Payment shall be reduced to the minimum extent necessary so that no portion of any such Payment is subject to the Excise Tax. The fact that a Tier I or Tier II Executive’s right to a Payment may be reduced by reason of the limitations contained in this Section 4.1 shall not of itself limit or otherwise affect any other rights of the Tier I or Tier II Executive other than under the Plan. In the event that a Payment intended to be provided under the Plan is required to be reduced pursuant to this Section 4.1, the payment required by Section 3.3(d) will be so reduced.

(c)	All determinations required to be made under this Section 4.1, including whether an Excise Tax is payable by a Tier I or Tier II Executive and the amount of such Excise Tax, shall be made by the Accounting Firm. The Participating Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the relevant Participating Company and the Tier I or Tier II Executive within fifteen (15) calendar days after the date of the Tier I or Tier II Executive’s termination, if applicable, and any other such time or times as may be requested by such Participating Company or the Tier I or Tier II Executive. If the Accounting Firm determines that no Excise Tax is payable by the Tier I or Tier II Executive, it shall, at the same time as it makes such determination, furnish the Tier I or Tier II Executive with an opinion that the Tier I or Tier II Executive has substantial authority not to report any Excise Tax on the Tier I or Tier II Executive’s federal, state, local income or other tax return.

(d)	The Participating Company and the Tier I or Tier II Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Participating Company or the Tier I or Tier II Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 4.1(c). Any reasonable determination by the Accounting Firm of the type contemplated by Section 4.1(c) (and supported by the calculations done by the Accounting Firm) shall be binding upon such Participating Company and the Tier I or Tier II Executive.

(e)	The federal, state and local income or other tax returns filed by the Tier I or Tier II Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Tier I or Tier II Executive. The Tier I or Tier II Executive shall make proper payment of the amount of any Excise Tax, and upon request, provide to the Participating Company true and correct copies (with any amendments) of the Tier I or Tier II Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Participating Company, evidencing such filing and payment.

(f)	The Participating Company will pay the fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4.1(c) and Section 4.1(e). If such fees and expenses are initially paid by the Tier I or Tier II Executive, the Participating Company shall reimburse the Tier I or Tier II Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Tier I or Tier II Executive of reasonable evidence of payment; provided, however, that any such reimbursements shall be made no later than December 31 of the year following the year in which the Tier I or Tier II Executive incurs the fees and expenses. In no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.
Article 5. Contractual Rights and Legal Remedies
     5.1 Payment Obligations Absolute. A Participating Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Participating Company may have against the Executive or anyone else. All amounts payable by a Participating Company hereunder shall be paid without notice or demand.
     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of a Participating Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(f) and 3.4(f) herein.
     5.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, a Participating Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     5.3 Legal Fees and Expenses. A Participating Company shall pay all reasonable legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by a Tier I or Tier II Executive as a result of the Participating Company’s refusal to provide the Change in Control Severance Benefits to which the Tier I or Tier II Executive becomes entitled under this Plan, or as a result of the Participating Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Plan with respect to the Change in Control Severance Benefits, or as a result of any conflict between the parties pertaining to the Change in Control Severance Benefits under this Plan; provided, however, that if the court determines that a Tier I or Tier II Executive’s claims were arbitrary and capricious, the Participating Company shall have no obligation hereunder. If such fees and expenses are initially paid by the Tier I or Tier II Executive, subject to Section 3.1(c)(v), the Participating Company shall reimburse the Tier I or Tier II Executive the full amount of such fees and expenses after receipt from the Tier I or Tier II Executive of reasonable evidence of payment; provided, however, that any such reimbursements shall be made no later than December 31 of the year following the year in the which the Tier I or Tier II Executive incurs the fees and expenses. In no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year.

Article 6. Successors
     6.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed “the Company” for purposes of this Plan.
     6.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in a single lump sum within ninety (90) days following the date of the Executive’s death to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, provided that such devisee, legatee, other designee or estate shall not have the right to designate the payment date.
Article 7. Miscellaneous
     7.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and a Participating Company. The Executive acknowledges that the rights of a Participating Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to Section 3.2).
     7.2 Entire Plan. This Plan contains the entire understanding of the Participating Company and the Executive with respect to the subject matter hereof. Notwithstanding anything to the contrary, if the Executive is entitled to the payments provided for under this Plan in the event of the Executive’s termination of employment and any other employment, retention, severance, or similar agreement with a Participating Company or any Subsidiary to which the Executive is a party or any severance pay plan or program of a Participating Company or any Subsidiary in which the Executive is a participant (an “Other Severance Arrangement”), the Executive will be entitled to severance benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but will not be entitled to benefits under both this Plan and the Other Severance Arrangement.
     7.3 Adoption Procedure for a Participating Company.
(a)	Any Subsidiary of the Company may become a Participating Company under the Plan provided that by appropriate resolutions of the board of directors or other governing body of such Subsidiary, such Subsidiary agrees to become a Participating Company under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.

(b)	A Participating Company may withdraw from participation in the Plan, subject to approval by the Committee, by providing written notice to the Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Company. The Committee may at any time remove a Participating Company from participation in the Plan by providing written notice to the Participating Company that it has approved removal. The Committee will act in accordance with this Section 7.3 pursuant to unanimous written consent or by majority vote at a meeting.
     7.4 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Participating Company or, in the case of the Participating Company, at its principal offices.
     7.5 Includable Compensation. Change in Control and General Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of a Participating Company unless otherwise provided by such other plan or program.
     7.6 Tax Withholding. A Participating Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.
     7.7 Internal Revenue Code Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment and each provision of Severance Benefits pursuant to Article 3, and each provision of reimbursements pursuant to Section 4.1 or Section 5.3, shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.
     7.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     Notwithstanding any other provisions of this Plan to the contrary, a Participating Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

     7.9 Modification. Provisions of this Plan may be modified or waived by the Company; provided, however, that during the period beginning on the date of the Change in Control and ending on the second anniversary of such Change in Control, no provision of this Plan may be modified or waived unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors; provided further that any modification or waiver occurring during the twelve (12) months immediately prior to the Change in Control shall be deemed null and void unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors. Modifications or waivers agreed to in writing may affect only those Executives who have signed such modification or waiver.
     7.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     7.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of North Carolina shall be the controlling law in all matters relating to this Plan, including the Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement attached hereto as Appendix B, without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, the Company has executed this Plan on this ___ day of _________, 2007.
     ATTEST:
     REYNOLDS AMERICAN INC.

/s/ Lisa J. Caldwell

By:	Lisa Caldwell
Senior Vice President — Human Resources

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